Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated October 12, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PL79

Principal Amount (in Specified Currency): $10,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Trade Date: October 12, 2007
Original Issue Date: October 19, 2007
Stated Maturity Date: October 19, 2015

Interest Rate: 5.50% per annum
Interest Payment Dates: Semi-annually on each April 19 and October 19, commencing April 19, 2008

Net Proceeds to Issuer: 100.0%
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.
Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual
Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Dates and subject to the Notice of Redemption stated below.
Redemption Dates: October 19, 2008 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:



Original Issue Discount:  No
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated